                                                                EXHIBIT 10.2.1


      TAPPAN ZEE FINANCIAL, INC. 1996
              STOCK OPTION PLAN
            FOR OUTSIDE DIRECTORS

         (Adopted on March 25, 1996
       Effective as of July 11, 1996)


                  AMENDMENT


1. Article II - Effective as of July 11, 1996, Article II shall be amended by deleting section 2.13 therefrom and redesignating all remaining sections of
Article II and all cross-references thereto accordingly.


2. Article IV - Effective as of July 11, 1996, section 4.2(b) shall be amended by substituting the date "July 11, 1997" for the date "October 5, 1996" therein.


3. Article IV - Effective as of July 11, 1996, Article IV shall be amended by deleting section 4.7 therefrom.


4. Article V - Effective as of July 11, 1996, section 5.3 shall be amended and restated in its entirety to read as follows:

         SECTION 5.3     ADJUSTMENTS IN THE EVENT OF A BUSINESS REORGANIZATION.

                  (a) In the event of any merger, consolidation, or other business reorganization in which the Company is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of Shares held by each Person who is then a holder of record of Shares, the number of Shares covered by each outstanding Option and the number of Shares available pursuant to section 4.1 shall be adjusted to account for such event. Such adjust ment shall be effected by multiplying such number of Shares by an amount equal to the number of Shares that would be owned after such event by a Person who, immediately prior to such event, was the holder of record of one Share, and the Exercise Price of the Options shall be adjusted by dividing the Exercise Price by such number of Shares; provided, however, that the Committee may, in its discretion, establish another appropriate method of adjustment.

                  (b) In the event of any merger, consolidation, or other business reorganization in which the Company is not the surviving entity, any exercisable

         Options granted under the Plan which remain outstanding may be cancelled as of the effective date of such merger, consolidation, business reorganization, liquidation or sale by the Board upon 30 days' written notice to the Option holder; provided, however, that on or as soon as practicable following the date of cancellation, each Option holder shall receive a monetary payment in such amount, or other property of such kind and value, as the Board determines in good faith to be equivalent in value to the Options that have been cancelled.

                  (c) In the event that the Company shall declare and pay any dividend with respect to Shares (other than a dividend payable in Shares) which results in a nontaxable return of capital to the holders of Shares for federal income tax purposes or otherwise than by dividend makes distribution of property to the holders of its Shares, the Company shall, in the discretion of the Committee, either:

                           (i) make an equivalent payment to each Person holding an outstanding Option as of the record date for such dividend. Such payment shall be made at substantially the same time, in substantially the same form and in substantially the same amount per optioned Share as the dividend or other distribution paid with respect to outstanding Shares; provided, however, that if any dividend or distribution on outstanding Shares is paid in property other than cash, the Company, in the Committee's discretion, may make such payment in a cash amount per optioned Share equal in fair market value to the fair market value of the non-cash dividend or distribution; or

                           (ii) adjust the Exercise Price of each outstanding Option in such manner as the Committee may determine to be appropriate to equitably reflect the payment of the dividend; or

                           (iii)   take the action described in section
                  5.3(c)(i) with respect to certain outstanding Options and the action described in section 5.3(c)(ii) with respect to the remaining outstanding Options;

         provided, however, that no such action shall be taken without the approval of the Office of Thrift Supervision until the stockholders of the Company have voted to approve the provisions of this section 5.3(c) in a vote taken after October 5, 1996.


5. Article VI - Effective as of July 11, 1996, section 6.8 shall be amended as follows: first, the first sentence in such section shall be amended by deleting therefrom the words "and Limited Stock Appreciation Rights" and second, the second sentence of section 6.8 shall be amended by deleting therefrom the words "or Limited Stock Appreciation Rights" each time such words appear therein.

                                   Page 2 of 2